Parametric Risk Advisors, LLC	Code of Ethics

EXHIBIT (p)(4)

Parametric Risk Advisors, LLC Code of Ethics

Amended as of January 24, 2008

Parametric Risk Advisors, LLC		Code of Ethics

Table of Contents
1	- Statement of General Policy
2	- Definitions
3	- Standards of Business Conduct
4	- Prohibition Against Insider Trading
5	- Personal Securities Transactions
6	- Gifts and Entertainment
7	- Protecting the Confidentiality of Client Information
8	- Service as a Director
9	- Compliance Procedures
10 - Certification
11 - Records
12 - Reporting Violations and Sanctions

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Parametric Risk Advisors, LLC	Code of Ethics

1 - Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Parametric Risk Advisors, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Parametric Risk Advisors, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Parametric Risk Advisors, LLC and its employees owe a fiduciary duty to Parametric Risk Advisors, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Parametric Risk Advisors, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Parametric Risk Advisors, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Parametric Risk Advisors, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients. Parametric Risk Advisors, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

  The duty to have a reasonable, independent basis for the investment advice provided;
  The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
  The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
  A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Parametric Risk Advisors, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Parametric Risk Advisors, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Parametric Risk Advisors, LLC. Parametric Risk Advisors, LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of The CCO, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Parametric Risk Advisors, LLC.

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The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Parametric Risk Advisors, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with The CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The CCO will periodically report to senior management/board of directors of Parametric Risk Advisors, LLC to document compliance with this Code.

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2 – Definitions

For the purposes of this Code, the following definitions shall apply:

  “Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.
  “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.
  “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
  “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Parametric Risk Advisors, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Parametric Risk Advisors, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund.
  “Supervised person” means directors, officers and partners of Parametric Risk Advisors, LLC (or other persons occupying a similar status or performing similar functions); employees of Parametric Risk Advisors, LLC; and any other person who provides advice on behalf of Parametric Risk Advisors, LLC and is subject to Parametric Risk Advisors, LLC's supervision and control.

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3 - Standards of Business Conduct

Parametric Risk Advisors, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it's employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Parametric Risk Advisors, LLC's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Parametric Risk Advisors, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

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4 - Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Parametric Risk Advisors, LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Parametric Risk Advisors, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Parametric Risk Advisors, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify The CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Parametric Risk Advisors, LLC), while in the possession of material, nonpublic information, nor may any personnel of Parametric Risk Advisors, LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to The CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

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You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Parametric Risk Advisors, LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Parametric Risk Advisors, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

  Report the information and proposed trade immediately to The CCO.
  Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
  Do not communicate the information inside or outside the firm, other than to The CCO.
  After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Parametric Risk Advisors, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Parametric Risk Advisors, LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact The CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the

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possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Parametric Risk Advisors, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Parametric Risk Advisors, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. The CCO may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

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5 - Personal Securities Transactions

Trading in General

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of any Security (other than an Exempt Security), of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless (i) the transaction is an Exempt Transaction or (ii) you have complied with the procedures set forth under Preclearance Procedures. In all cases, an order to purchase or sell any Security (other than an Exempt Security) must be a market order and placed prior to the earlier of (i) noon Eastern time, or (ii) such time as you have access to proprietary model information from a third party investment manager.

Securities

The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, votingtrust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

Purchase or Sale of a Security

The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Exempt Securities

The following are Exempt Securities:

1.	Direct obligations of the Government of the United States.

2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, including repurchase agreements.

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3.	Shares of registered open-end investment companies unless they are shares of registered investment companies advised or subadvised by Parametric or its affiliates (including but not limited to Eaton Vance Management).

4.	Exchange Traded Funds

Beneficial Ownership

The following section is designed to give you a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-inlaw, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2. Your interest as a general partner in Securities held by a general or limited partnership.

3. Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2. Your ownership of a vested beneficial interest in a trust.

3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

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Exempt Transactions

The following are Exempt Transactions:

1. Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

2. Purchases of Securities under dividend reinvestment plans.

3. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

5. Such other classes of transactions as may be exempted from time to time by Compliance based upon a determination that the transactions are unlikely to violate Rule 17j-1 under the Investment Company Act of 1940, as amended. Compliance may exempt designated classes of transactions from any of the provisions of this Code except the provisions set forth below under Reporting.

6. Such other specific transactions as may be exempted from time to time by Compliance. On a case-by-case basis when no abuse is involved Compliance may exempt a specific transaction from any of the provisions of this Code except the provisions set forth below under Reporting. The form for requesting approval from Compliance is attached to this Code as Appendix VI.

Additional Exempt Transactions

The following classes of transactions have been designated as Exempt Transactions by the Compliance :

1. Purchases or sales of up to $100,000 per calendar month per issuer of fixed-income Securities.

2. Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

3. Purchases or sales of up to $1,000,000 per calendar month per issuer of fixedincome Securities issued by qualified foreign governments.

A qualified foreign government is a national government of a developed foreign country with outstanding fixed-income securities in excess of fifty billion dollars.

4. Purchases or sales of up to 2,000 shares per day per issuer, of large-cap issuers.

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A large-cap issuer is an issuer with a total market capitalization in excess of one billion dollars and an average daily trading volume during the preceding calendar quarter, on the principal securities exchange (including NASDAQ) on which its shares are traded, in excess of 100,000 shares.

Information concerning large-cap issuers is available on the Internet. If you are unsure whether a security is a large-cap issue, contact Compliance .

5. Purchases or sales of up to the lesser of 1,000 shares or $10,000 per calendar week, per issuer, of stock of issuers other than large-cap issuers including any registered closed-end investment companies not exempted elsewhere and not advised or subadvised by Parametric or its affiliates (including Eaton Vance Management).

6. Purchases or sales of exchange-traded options on broadly-based indices and units, and/or exchange traded trusts or funds representing a group, index or a basket of securities (e.g., HHH, QQQQ, and SPY).

7. Purchases or sales of any registered open-end investment companies not advised or subadvised by Parametric or its affiliates (including Eaton Vance Management).

8. If you are not a Portfolio Employee, short sales of any Security otherwise permitted hereunder or puts, calls, straddles or options where the underlying amount of Securities controlled is an amount or transaction otherwise permitted hereunder.

Prohibited Transactions

a. Front Running. “Front Running” is the practice of taking a position, or effecting the purchase or sale of Securities for personal benefit, based upon non-public information regarding an impending transaction in the same, or equivalent Security.

b. To cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account. Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

c. Trading on Changes in MSL Ratings. Notwithstanding the Exempt Transactions listed above, if you are a Portfolio Manager, you may not purchase or sell any Security until the seventh (7th) day after any change in the rating of that Security in the Eaton Vance Monitored Stock List (i) from 1, 2 or 3 to 4 or 5, or (ii) from 3, 4 or 5 to 1 or 2, in each case to provide sufficient time for Client transactions in that Security before personal transactions in that Security.

Due to the volume and scope of securities transactions within Client portfolios, and the unpredictable nature of optimization-driven trading, the possibility exists that personal transactions will occur in the same or opposite direction of client transactions. A personal transaction that occurs in the same direction prior to a Client trade, or in the opposite direction after a client trade, is not necessarily a violation of paragraphs a and b above unless you knew or should have known that the Client trade would occur.

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CAUTION

Qualified foreign governments, large-cap issuers and broadly based indices may change from time to time. Accordingly, you may purchase Securities in an Exempt Transaction only to find that when you wish to sell them, you may not do so without preclearance and approval of Compliance.

Preclearance Procedures

If a Securities transaction requires preclearance:

The Securities may not be purchased or sold if at the time of preclearance there is a pending buy or sell order on behalf of an Advisory Client in the same Security or an equivalent Security or if you knew or should have known that an Advisory Client would be trading in that security or an equivalent Security on the same day.

An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

If you are a Portfolio Manager (or a person identified by the CCO as having access to the same information), the Securities may not be purchased or sold during the period which begins seven days before and ends seven days after the day on which an Advisory Client trades in the same Security or an equivalent Security; except that you may, if you preclear the transaction, (i) trade “same way” to an Advisory Client after its trading is completed, or (ii) trade “opposite way” to an Advisory Client before its trading is commenced.

If you are a Portfolio Manager (or a person identified by the CCO as having access to the same information), and you preclear a Securities transaction and trade same way to an Advisory Client before its trading is commenced, the transaction is not a violation of this Code unless you knew or should have known that the Advisory Client would be trading in that Security or an equivalent Security within seven days after your trade.

The Securities may be purchased or sold only if you have asked Compliance to preclear the purchase or sale, Compliance has given you preclearance in writing, and the purchase or sale is executed by the close of business on the day preclearance is given. The form for requesting preclearance is attached to this Code as Appendix VI.

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6 - Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Parametric Risk Advisors, LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Parametric Risk Advisors, LLC's policy with respect to gifts and entertainment is as follows:

  Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;
  Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Parametric Risk Advisors, LLC, or that others might reasonably believe would influence those decisions;
  Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;
  Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

  Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Parametric Risk Advisors, LLC, including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on NASD rule), must obtain consent from The CCO before accepting such gift.
  This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Parametric Risk Advisors, LLC.
  This gift reporting requirement is for the purpose of helping Parametric Risk Advisors, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult The CCO.

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7 - Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Parametric Risk Advisors, LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Parametric Risk Advisors, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information"). All Confidential Client Information, whether relating to Parametric Risk Advisors, LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Parametric Risk Advisors, LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Parametric Risk Advisors, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

  As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Parametric Risk Advisors, LLC will require that any financial intermediary, agent or other service provider utilized by Parametric Risk Advisors, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Parametric Risk Advisors, LLC only for the performance of the specific service requested by Parametric Risk Advisors, LLC;
  As required by regulatory authorities or law enforcement officials who have jurisdiction over Parametric Risk Advisors, LLC, or as otherwise required by any applicable law. In the event Parametric Risk Advisors, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Parametric Risk Advisors, LLC shall disclose only such information, and only in such detail, as is legally required;
  To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Parametric Risk Advisors, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Parametric Risk Advisors, LLC's services to the client.

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Code of Ethics

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Parametric Risk Advisors, LLC, must return all such documents to Parametric Risk Advisors, LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Parametric Risk Advisors, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

  The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Parametric Risk Advisors, LLC's services to clients;
  Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
  All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
  Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Parametric Risk Advisors, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Parametric Risk Advisors, LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Parametric Risk Advisors, LLC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of The CCO.

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8 - Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by The CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Parametric Risk Advisors, LLC's clients. Where board service is approved Parametric Risk Advisors, LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

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9 - Compliance Procedures

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to The CCO which must contain the information described below.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

  The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;
  The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
  The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

  The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
  The price of the reportable security at which the transaction was effected;

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  The name of the broker, dealer or bank with or through whom the transaction was effected; and
  The date the report is submitted by the supervised person.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

  Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
  Transactions effected pursuant to an automatic investment plan;
  A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Parametric Risk Advisors, LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;
  Any transaction or holding report if Parametric Risk Advisors, LLC has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported

5. Monitoring and Review of Personal Securities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with Parametric Risk Advisors, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Parametric Risk Advisors, LLC. Any transactions for any accounts of The CCO will be reviewed and approved by the President or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

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10 - Certification Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to The CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to The CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to The CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact The CCO regarding any inquiries pertaining to the Code or the policies established herein.

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11 - Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

  A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A- 1 which is or has been in effect during the past five years;
  A record of any violation of Parametric Risk Advisors, LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
  A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Parametric Risk Advisors, LLC;
  A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
  A list of all persons who are, or within the preceding five years have been, access persons;
  A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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12 - Reporting Violations and Sanctions

All supervised persons shall promptly report to The CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When The CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

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